Securities			Trading Policy
Dreyfus Nonmanagement Board Member Edition

9/03

Introduction	The Securities Trading Policy (the "Policy") is designed to reinforce the reputation for integrity of The Dreyfus Corporation and its subsidiaries (collectively, "Dreyfus") by avoiding even the
appearance of impropriety in the conduct of their businesses

Special Edition	This edition of the Policy has been prepared specifically for Board
Members of the investment companies advised by Dreyfus (each a
"Fund").

Nonmanagement	You are considered to be a Nonmanagement Board Member if you
Board Member	are a director or trustee of any Fund who is not also an officer or employee of Dreyfus.

Independent	The term "Independent Mutual Fund Board Member" means those
Mutual Fund	Nonmanagement		Board Members who are not deemed "interested
Board Member	persons" of their Fund(s), as defined by the Investment Company
Act of 1940, as amended.

Standards of	Outside Activities
Conduct for
Nonmanagement	•		Nonmanagement Board Members are prohibited from
Board Members			accepting nomination or serving as a director, trustee or
managing general partner of an investment company not
		advised	by Dreyfus, or accepting employment with or
acting as a consultant to any person acting as a registered
investment adviser to an investment company, without the
express prior approval of the board of directors/trustees of the pertinent Fund(s) for which the Nonmanagement Board
		Member	serves as a director/trustee. In any such
circumstance, management of Dreyfus must be given
advance notice by the Nonmanagement Board Member of
his/her request in order to allow management to provide its
		input,	if any, for the relevant Fund board of
directors/trustees' consideration.

	•		Independent Mutual Fund Board Members are prohibited
from owning Mellon securities (since that would destroy
their independent status).

Insider Trading and Tipping

Federal securities laws generally prohibit the trading of securities while in possession of "material nonpublic" information regarding the issuer of those securities(insider trading). Any person who passes along material nonpublic information upon which a trade is based (tipping) may also be liable. Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities. Obviously, information that would affect the market price of a security would be material. Examples of information that might be material include:

  a proposal or agreement for a merger, acquisition or divestiture, or for the sale or purchase of substantial assets tender offers, which are often material for the party making the tender offer as well as for the issuer of the securities for which the tender offer is made;
  dividend declarations or changes;
  extraordinary borrowings or liquidity problems;
  defaults under agreements or actions by creditors, customers or suppliers relating to a company's credit standing;
  earnings and other financial information, such as large or unusual write-offs, write-downs, profits or losses;
  pending discoveries or developments, such as new products, sources of materials, patents, processes, inventions or discoveries of mineral deposits;
  a proposal or agreement concerning a financial restructuring;
  proposal to issue or redeem securities, or a development with respect to a pending issuance or redemption of securities;
  significant expansion or contraction of operations;
  information about major contracts or increases or decreases in orders;

  the institution of, or a development in, litigation or a regulatory proceeding;
  developments regarding a company's senior management;
  information about a company received from a director of that company; and
  information regarding a company's possible noncompliance with environmental protection laws.

This list is not exhaustive. All relevant circumstances must be considered when determining whether an item of information material.

"Nonpublic"- Information about a company is nonpublic if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and which may be attributable, directly or indirectly, to the company or its insiders is likely to be deemed nonpublic information.

If you obtain material non-public information you may not trade related securities until you can refer to some public source to show that the information is generally available (that is, available from sources other than inside sources)and that enough time has passed to allow wide dissemination of the information. While information appearing in widely accessible sources—such as in newspapers or on the internet—becomes public very soon after publication, information appearing in less accessible sources—such as regulatory filings, may take up to several days to be deemed public. Similarly, highly complex information might take longer to become public than would information that is easily understood by the average investor.

Conflict of Interest—No Nonmanagement Board Member may recommend a securities transaction for any Fund without disclosing any interest he or she has in such securities or the issuer thereof (other than an interest in publicly traded securities where the total investment is less than or equal to $25,000),including:

  any direct or indirect ownership of any securities of such issuer;
  any contemplated transaction by the Nonmanagement Board Member in such securities;
  any position with such issuer or its affiliates; and

  any present or proposed business relationship between such issuer or its affiliates and the Nonmanagement Board Member or any party in which the Nonmanagement Board Member has an ownership interest (see "indirect ownership" in the Glossary).

Portfolio Information—No Nonmanagement Board Member may divulge the current portfolio positions, or current or anticipated portfolio transactions, programs or studies, of any Fund to anyone unless it is properly within his or her responsibilities as a Nonmanagement Board Member to do so

Material Nonpublic Information—No Nonmanagement Board Member may engage in or recommend any securities transaction, for his or her own benefit or for the benefit of others, including any Fund, while in possession of material nonpublic information. No Nonmanagement Board Member may communicate material nonpublic information to others unless it is properly within his or her responsibilities as a Nonmanagement Board Member to do so.

Preclearance for Personal Securities Transactions

Nonmanagement Board Members are permitted to engage in personal securities transactions without obtaining prior approval from the Preclearance Compliance Officer.

Personal Securities Transactions Reports

  Independent Mutual Fund Board Members—Any Independent Mutual Fund Board Member, as defined above, who effects a securities transaction where he or she knew, or in the ordinary course of fulfilling his or her official duties should have known, that during the 15-day period immediately preceding or after the date of such transaction the same security was purchased or sold, or was being considered for purchase or sale, by Dreyfus (including any Fund or other account managed by Dreyfus), is required to report such personal securities transaction. In the event a personal securities transaction report is required, it must be submitted to the Preclearance Compliance Officer not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report must include the date of the transaction, the title and number of shares or principal amount of the security, the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected and the name of the broker or other entity with or through whom the transaction was effected. This reporting requirement can be satisfied by sending a copy of the confirmation statement regarding such transaction to the Preclearance Compliance Officer within the time period specified.
  "Interested" Mutual Fund Board Members—Mutual Fund Board Members who are "interested persons" of a Fund, as defined by the Investment Company Act of 1940, are required to report their personal securities transactions.
  Personal securities transaction reports are required to be submitted to the Preclearance Compliance Officer not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report must include the date of the transaction, the title and number of shares or principal amount of the security, the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition),the price at which the transaction was effected and the name of the broker or other entity with or through whom the transaction was effected. This reporting requirement can be satisfied by sending a copy of the confirmation statement regarding such transaction to the Preclearance Compliance Officer within the time period specified.

Exemptions from Reporting Requirements

Notwithstanding the foregoing, securities transaction reports are not required for the following transactions:

purchases or sales of "exempt securities" (see Glossary);

purchases or sales effected in any account over which the Nonmanagement Board Member has no direct or indirect control over the investment decision-making process (i.e., non-discretionary trading accounts);

transactions which are non-volitional on the part of the Nonmanagement Board Member (such as stock dividends);

purchases which are part of an automatic reinvestment of dividends under a DRIP;

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer; and\or sales of rights acquired from an issuer, as described above.

Confidential Treatment

The Preclearance Compliance Officer will use his or her best efforts to assure that all personal securities transaction reports are treated as "Personal and Confidential." However, such documents will be available for inspection by appropriate regulatory agencies and other parties within and outside Mellon as are necessary to evaluate compliance with or sanctions under this Policy.

  access person—As defined by Rule 17j-1 under the Investment Company Act of 1940, "access person" includes, with respect to a registered investment company, any director of such investment company. Each Nonmanagement Board Member is therefore considered an access person of his or her respective Funds.
  approval—written consent or written notice of nonobjection.
  Ethics Office—the group within the Audit & Risk Review Department of Mellon which is responsible for administering the ethics program at Mellon, including the Securities Trading Policy.

  exempt securities—exempt securities are defined as:
.	direct obligations of the government of the United
States;
.	bankers' acceptances;
.	bank certificates of deposit and time deposits;
.	commercial paper;
.	high quality short-term debt instruments;
.	repurchase agreements
.	securities issued by open-end investment
companies.

  indirect ownership—The securities laws of most jurisdictions attribute ownership of securities to someone in certain circumstances, even though the securities are not held in that person's name. The definition of "indirect ownership" that follows is used to determine whether securities held other than in your name are subject to the provisions of the Policy. It was designed to be consistent with various securities laws; however, there can be no assurance that attempted adherence to this definition will provide a defense under any particular law. Moreover, a determination of indirect owner ship requires a detailed analysis of personal and/or financial circumstances that are subject to change. It is the responsibility of each Nonmanagement Board Member to apply the definition below to his/her own circumstances. Any such determination should be based upon objective evidence (such as written documents), rather than subjective or intangible factors.

General Standard. Generally, you are the indirect owner of securities if, through any contract, arrangement, understanding, relationship or otherwise, you have the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them (a "pecuniary interest").The following is guidance on the application of this definition to some common situations.

Family Members. You are presumed to be an indirect owner of securities held by members of your immediate family who share the same household with you. "Immediate family" means your spouse, your children (including stepchildren, foster children, sons-in-law and daughters-in-law), your grandchildren, your parents (including stepparents, mothers-in-law and fathers-in-law), your grandparents and your siblings (including brothers-in-law, sisters-in-law and step brothers and sisters) and includes adoptive relationships. This presumption of ownership may be rebutted, but it will be difficult to do so if, with respect to the other person, you commingle any assets or share any expenses, you provide or receive any financial support, you influence investment decisions, you include them as a dependent for tax purposes or as a beneficiary under an employee benefit plan, or you are in any way financially codependent. Any attempt to disclaim indirect ownership with respect to family members who share your household must be based upon countervailing facts that you can prove in writing.

Partnerships. If you are a general partner in a general or limited partnership, you are deemed to own your proportionate share of the securities owned by the partnership. Your "proportionate share" is the greater of your share of profits or your share of capital, as evidenced by the partnership agreement. Limited partners are not deemed to be owners of partnership securities absent unusual circumstances, such as influence over investment decisions.

Shareholders of Corporations. You are not deemed to own the securities held by a corporation in which you are a shareholder unless you are a controlling shareholder or you have or share investment control over the corporation's portfolio.

Trusts. Generally, parties to a trust will be deemed indirect owners of securities in the trust only if they have both a pecuniary interest in the trust and investment control over the trust. "Investment control" is the power to direct the disposition of the securities in the trust. Specific applications areas follows:

Trustees: A trustee is deemed to have investment control over the trust unless there are at least three trustees and a majority is required for action. A trustee has a pecuniary interest in the trust if (i) the trustee is also a trust beneficiary, (ii) an immediate family member of the trustee (whether or not they share the same household) is a beneficiary, or (iii) the trustee receives certain types of performance-based fees.

Settlors: If you are the settlor of a trust (that is, the person who puts the assets into the trust), you are an indirect owner of the trust's assets if you have a pecuniary interest in the trust and you have or share investment control over the trust. You are deemed to have a pecuniary interest in the trust if you have the power to revoke the trust without any one else's consent or if members of your immediate family who share your household are beneficiaries of the trust.

Beneficiaries. If you or a member of your immediate family who shares your household is a beneficiary of a trust, you are deemed to have a pecuniary interest in the trust and will therefore be deemed an indirect owner of the trust's assets if you have or share investment control over the trust.

Remainder Interests. Remainder interests are those that do not take effect until after some event that is beyond your control, such as the death of another person. Remainder interests are typically created by wills or trust instruments. You are not deemed to be an indirect owner of securities in which you only have a remainder interest provided you have no power, directly or indirectly, to exercise or share investment control or any other interest.

Derivative Securities. You are the indirect owner of any security you have the right to acquire through the exercise or conversion of any option, warrant, convertible security or other derivative security, whether or not presently exercisable.

  investment company—a company that issues securities that represent an undivided interest in the net assets held by the company. Mutual funds are investment companies that issue and sell redeemable securities representing an undivided interest in the net assets of the company.
  Investment Ethics Committee—committee that has oversight responsibility for issues related to personal securities trading by certain employees, including those who make recommendations or decisions regarding the purchase or sale of portfolio securities by Funds or other managed accounts. The committee is composed of investment, legal, risk management, audit and ethics management representatives of Mellon and its affiliates.
  The members of the Investment Ethics Committee are determined by the Corporate Ethics Officer.
  Mellon—Mellon Financial Corporation and all of its direct and indirect subsidiaries.
  Non-discretionary trading account—an account over which you have no direct or indirect control over the investment decision making process.

  Preclearance Compliance Officer—a person designated by the Manager of the Ethics Office and/or the Investment Ethics Committee to administer, among other things, employees' preclearance requests for a specific business unit.

NOTES